FORM 5

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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1.  Name  and  Address  of  Reporting  Person

Paulus       Stanley
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(Last)     (First)     (Middle)

601 W Shaw #D
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(Street)

Clovis,           CA             93612
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(City)          (State)          (Zip)

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2. Issuer Name and Trading Symbol

Pacific Sands, Inc.   PFSD
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3.  I.R.S.  or Identification Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

June 2000
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship  of  Reporting Person(s) to Issuer (Check all applicable)

(X)  Director
( )  10%  Owner
(X)  Officer  (give  title  below)
( )  Other  (specify  title  below)

President
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7. Individual or Joint/Group Reporting  (check applicable line)

(X) Form Filed by One Reporting Person

( ) Form Filed by more than one Reporting Person
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
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                    Table I - Non Derivative Securities Acquired, Disposed of or Beneficially Owned

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                                                                                  5. Amount of       6. Owner-   7. Nature of
                                                                                     Securities Ben     ship        Indirect
                                                                                     eficially Owned    Form:       Beneficial
                                               4. Securities Acquired (A) or           at end of        Direct (D)  Ownership
                                                     Disposed of (D)                 Issuer's Fiscal    or In-
                                                   (Instr. 3, 4, and 5)                    Year         direct (I)
Title of Security    2. Trans-     3. Trans-                                       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
(Instr. 3)           action Date   action Code                (A) or
                     (Month/       (Instr. 8)   Amount         (D)       Price
                     Day/Yr)

Common (Restricted)   6/20/2000       A        700,000 Shares    A      Services      3,525,000.25         D




====================================================================================================================================

                    Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (eg, puts, calls, warrants, options, convertible securities)
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                                                                      5. Number of Derivative       6. Date Exercis
                                                                      Securities Acquired           able and Expir-
                                                                      (A) of Disposed of (D)        ation Date
                                                                      (Instr. 3, 4 and 5)           (Month/Day/Year)
1. Title of Derivative     2. Conver-     3. Trans        4. Trans-(A)                           Date        Expira
   Security (Instr. 3)        sion or       action Date    ction Code  (A)        (D)            Exer-       tion
                             Exercise      (Month/        (Instr. 8)                             cisable     Date
                             Price Of       Day/Year)
                             Derivative
                             Security


NONE



====================================================================================================================================

                    Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (eg, puts, calls, warrants, options, convertible securities)
                                                      (CONTINUED)
====================================================================================================================================
                                                     9. Number of          10.  Ownership
7. Title and Amount of Underlying      8. Price      Derivative             of Derivative   11. Nature of
Securities (Instruction 3 and 4)       of Derivative Securities             Security:           Indirect
                                       Security      Beneficially           Direct (D) or      Beneficial
Title               Amount or Number   (Inst 5)      Owned at End           Indirect (I)       Ownership
                    of Shares                        of Year (Instr 4)      (Instr 4)          (Instr 4)



NONE


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

EXPLANATION  OF  RESPONSES:



                 /s/  Stanley Paulus                          October 19, 2000
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                 **Signature  of  Reporting  Person                  Date
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**Intentional  misstatements  or  omissions of facts constitute Federal Criminal
Violations.  SEE  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).